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                                                                  EXHIBIT 10(e)


                              EMPLOYMENT AGREEMENT



         This EMPLOYMENT AGREEMENT ("Agreement") made this 10th day of November, 1995, between UNIVERSAL MEDICAL SYSTEMS, INC, a Nevada corporation, with its principal office located at 13825 Icot Boulevard, Suite 613, Clearwater, Florida 34620 ("Company") and GUY ZANI, JR. whose address is 13825 Icot Boulevard, Suite 613, Clearwater, Florida 34620 ("Employee").

                                   Recitals:

         Whereas: Employee has been serving as a principal executive officer of the Company and/or the Company's subsidiaries;

         Whereas: Employee's leadership, expertise, experience and service have constituted a major factor in the successful growth and development of the Company and its subsidiaries;

         Whereas: The Company desires to employ and retain the unique experience, ability, background and services of Employee as a principal executive officer of the Company. The Company also desires to retain Employee's services in an advisory and consulting capacity and to prevent any other competitive business from securing his services and utilizing his experience, background and know-how; and

         Whereas: The terms, conditions and undertakings of this Agreement were submitted to and duly approved and authorized by the Company's Board of Directors at a meeting held on November 10, 1995.

         It is, therefore, agreed:

         1.      Employment.

                 (a) Executive Employment. The Company employs Employee and Employee accepts employment in a principal executive and managerial capacity commencing upon execution of this Agreement and continuing through December 31, 2000. ("Executive Employment"). After December 31, 1998, however, either Employee or Company may at any time terminate Employee's Executive Employment on three months prior written notice to the other party, as the case may be.

                 (b) Advisory Period. If Employee's Executive Employment is terminated as provided in paragraph (a) above, the Company shall still retain Employee as an advisor and consultant through December 31, 2000 ("Advisory Period").
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         2.      Duties.  During the period of Executive Employment, Employee shall devote full time to such employment. If elected, Employee shall serve as a director and officer of the Company and/or any of its subsidiaries or affiliates and shall perform duties customarily incident to such offices and all other duties the Board of Directors may from time to time assign to Employee. Employee shall be entitled to annual vacations in a manner commensurate with his status as a principal executive, which shall not be less than the annual vacation period to which he is presently entitled.

         3. Executive Salary. During the period of Executive Employment the Company shall pay to Employee a salary ("Executive Salary") to be fixed by the Board of Directors from time to time during that period. In no event, however, shall Employee's Executive Salary be less than one hundred twenty thousand and no/100 dollars ($120,000.00) annually. Employee shall be paid with the same frequency as are other executives of the Company. In addition to all other remuneration provided for in this Agreement, if Employee serves at any time as a director of the Company, or of any of its subsidiaries or affiliates, he shall be entitled to receive the same Director's Fee for such services as that received by the other directors.

         4.      Advisory Compensation.

                 (a) Payment and Services. During the Advisory Period, the Company shall pay to Employee an annual compensation equal to one-half of his Executive Salary during the last 12-month period of his employment ("Advisory Compensation"), to be paid in equal monthly installments on or about the middle of each month. While receiving such Advisory Compensation, Employee shall at all reasonable times, to the extent his physical and mental condition permits, be available to consult with and advise the Company's officers, directors and other representatives. If Employee's physical or mental condition prevents him from fulfilling his consulting or advisory duties, he shall still be paid the Advisory Compensation during the entire Advisory Period.

                 (b) Location. Employee shall not be required, without his consent, to render advisory services at any place other than the Tampa, Florida metropolitan area or the city of his residence if he moves out of the Tampa, Florida area.

                 (c) Restriction. During the Advisory Period, Employee shall be deemed to be an independent contractor. He shall be permitted to engage in any business and perform any service for his own account, provided that such business or service shall not be in competition with, or be for a company that is in competition with, the Company or its subsidiaries or affiliates.
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         5.      Trade Secrets and Confidential Information.  During the period of this Employment Agreement, Employee may have access to, and become familiar with, various trade secrets and confidential information belonging to Company, and/or subsidiaries or affiliates of the Company, including, but not limited to, documents and other information regarding Company's technology, equipment and products, sales methods, pricing and costs, as well as information pertaining to Company's customers. Employee acknowledges that all such information is highly confidential and constitutes trade secrets. Employee also acknowledges that such confidential information and trade secrets are owned and shall continue to be owned solely by Company. During the term of employment and for thirty-six (36) months after such employment terminates for any reason, regardless of whether termination is initiated by Company or Employee, Employee agrees not to use, communicate, reveal or otherwise make available such information for any purpose whatsoever, or to divulge such information to any person, partnership, corporation or entity other than the Company or persons expressly designated by the Company, unless Employee is compelled to disclose it by judicial process.

         6. Death. If Employee dies between the date of this Agreement and December 31, 2000, compensation payments shall continue. Such payments shall be made to Employee's widow, or if she does not survive him, to his estate, in equal monthly installments. The total of such payments shall equal the Advisory Compensation provided for in paragraph 4(a) above. Such payments shall commence with the month following Employee's date of death.

         7. Disability. If Employee becomes disabled during the period of his Executive Employment , his Executive Salary shall continue at the same rate that it was on the date of such disability. If such disability continues for a period of four (4) consecutive months, the Company, at its option, may thereafter, upon written notice to Employee or his personal representative, terminate his Executive Employment. In such event the Advisory Period shall commence immediately upon such termination of Executive Employment and shall continue until December 31, 2000 regardless of the disability. If Employee receives disability payments from insurance policies paid for by the Company, the payments to Employee during any period of disability shall be reduced by the amount of disability payments received by Employee under any such insurance policy or policies. For the purpose of this Agreement, disability shall mean mental or physical illness or condition rendering Employee incapable of performing his normal duties with the Company.

         8. Expenses. The Company recognizes that Employee will have to incur certain out-of-pocket expenses related to his services and that it will be extremely difficult to account for such expenses. It is understood that Employee's compensation is intended to cover all such out-of-pocket expenses. The Company, however, shall reimburse Employee for any specific expenditures incurred for travel, lodging, entertainment, and the like. During the Advisory Period the Company shall reimburse Employee for all reasonable expenses incurred by Employee incident to the rendering of advisory and consultant services.
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         9.      Employee Benefits.  This Agreement shall not be in lieu of any rights, benefits or privileges to which Employee may be entitled as an employee of the Company under any retirement, pension, profit-sharing, insurance, medical, hospitalization or other plans which may now be in effect or which may hereafter be adopted by the Company. Employee shall have the same rights and privileges to participate in such plans and benefits as any other employee of the Company during his period of employment.

         10. Automobile. The Company recognizes Employee's need for an automobile for business purposes, and that the need for an automobile is for a continuous period of twenty-four hours each day, as the Employee is on call for the Company's business at all times. Therefore, the Company shall provide Employee with an automobile, including all related maintenance, repairs, insurance and other costs, or an automobile allowance. The automobile, or automobile allowance, shall be comparable to those which the Company provides its other principal executives.

         11. Nontransferability. Neither Employee, his wife, nor their estates or personal representatives, shall have any right to commute, anticipate, encumber or dispose of any payment under this Agreement. Such payments and accompanying rights are nonassignable and nontransferable, except as otherwise specifically provided in this Agreement.

         12. Binding effect. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including, without limitation, any person, partnership, company or corporation which may acquire substantially all of the Company's assets or business or with or into which the Company may be liquidated, consolidated, merged or otherwise combined. In addition, this Agreement shall inure to the benefit of and be binding upon Employee, his heirs, distributees and personal representatives. If payments become payable to Employee's surviving widow and she dies prior to December 31, 2000, the payments shall still continue to be made to her estate until that date.

         13. Waiver. The failure of either party to insist in any one or more instances upon performance of any term or condition of this Agreement shall not be construed as a waiver of its future performance. The obligations of either party with respect to such term, covenant or condition shall continue in full force and effect.

         14. Notices. Any notice given hereunder shall be in writing and delivered or mailed by registered or certified mail, return receipt requested, to the addresses for the respective parties as set forth above. Either party may, by notice as provided above, designate a different address. Any such notice shall be effective on the date of receipt.
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         15.     Entire Agreement.  This Agreement supersedes all previous
agreements between the Company and Employee and contains the entire understanding and agreement between the parties with respect to its subject matter. This Agreement cannot be amended, modified or supplemented in any respect except by a subsequent written agreement entered into by both parties.

         16. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

         17. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida.

         18. Counterparts. This Agreement may be executed in two more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


UNIVERSAL MEDICAL SYSTEMS, INC.                    EMPLOYEE



By: /s/ Myron A. Baker                             /s/ Guy Zani, Jr.
    ---------------------------                    -----------------------------
        Myron A. Baker                                 GUY ZANI, JR.
        Chairman & CEO
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                        ADDENDUM TO EMPLOYMENT AGREEMENT

         This Addendum to Employment Agreement is made this 19th day of December, 1995, by and between Universal Medical Systems, Inc. ("Company") and Guy Zani, Jr. ("Employee").

         Employee agrees that for the calendar year 1996, Employee shall be paid the sum of $84,000.00 as an annual salary and the difference between the sum of $84,000.00 and the annual salary provided for pursuant to paragraph 3 of the Employment Agreement dated November 11, 1995, shall be accrued.


UNIVERSAL MEDICAL SYSTEMS, INC.                    EMPLOYEE



By: /s/ Myron A. Baker                             /s/ Guy Zani, Jr.
    ---------------------------                    -----------------------------
        Myron A. Baker                                 Guy Zani, Jr.
        Chairman & CEO